UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

MONUMENTAL MARKETING, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-28769

(Commission File Number)

86-0970146

(I.R.S. Employer Identification Number)

7 Jabotinsky Street, Aviv Tower, 46th Floor, Ramat Gan, Israel 52520

(Address of principal executive offices, including zip code)

972-3-575-1296

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2007, we appointed Malcolm S. Taub and Edward Agabs to our board of directors.

Malcolm S. Taub has a broad business and legal background spanning 25 years in securities, banking, tax matters, technology, real estate and finance. Malcolm Taub is admitted to practice law in the State of New York and in the United States Federal Courts. He has acted as a consultant to the New York Stock Exchange in the Market Surveillance Department and has been an advisor to Bolsa de Comercio de Buenos Aires (The Buenos Aires Stock Exchange). Malcolm earned J.D. and Bachelor of Arts degrees from the City University of New York.

Edward Agabs is the CFO of Full Circle Capital Inc. an Asset Based Lending Hedge Fund based in Stamford, CT. Mr. Agabs is a seasoned financial professional with over 15 years of experience in financial management. Mr. Agabs has held management positions for non-profit and for profit organizations. Mr. Agabs analyzed investment performance and monitored asset allocation strategies. From 1995 through 1999 Mr. Agabs was the Chief Financial Officer of Amt-Trade in New York where he supervised the currency overlay business for an export/import corporation. From 2000 through 2003 Mr. Agabs was the CFO of Corymb Capital Management where he helped starting and operating CPO/CTA FX Hedge Fund. He designed, developed and implemented computerized portfolio management and back office systems. From 2003 through 2007 Mr. Agabs was the Co-founder of BoatQuest.com an online classified vertical, where he supervised all aspects of financial management.

Item 9.01.	Financial Statements and Exhibits.
99.1	news release dated October 18, 2007 appointing new directors

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONUMENTAL MARKETING, INC.

Per: /s/ Haim Karo

Haim Karo

President

October 19, 2007